Exhibit 10.42

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as October 1, 2010 (the “Effective Date”) by and between Petrohawk Energy Corporation, a Delaware corporation (the “Company”) and ELLEN DESANCTIS (the “Executive”).

WITNESSETH:

WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of the Executive by the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.                                      Term of Employment.  The Company shall employ the Executive in the capacity set forth herein for a term of two (2) years, commencing on the Effective Date and ending on the second anniversary of the Effective Date (such two year period as may be terminated earlier or extended as provided for herein to be referred to herein as the “Term”).  Beginning on the first anniversary date of the Effective Date and on each anniversary date of the Effective Date thereafter, the Term shall be automatically extended one additional year unless this Agreement is terminated pursuant to paragraph 10 of this Agreement.

2.                                      Duties of the Executive.  During the Term, the Executive shall serve as Senior Vice President-Corporate Communications and shall devote her full time, attention, and effort to performing the customary duties and responsibilities of such office, including those duties and responsibilities assigned to her by the Chief Executive Officer of the Company (the “CEO”), from time to time.  The Executive agrees to use her best efforts to perform all duties and responsibilities that are required to fully and faithfully execute the offices and positions held by her.  The Executive shall be entitled to devote a reasonable amount of time to civic and community affairs and the management of her personal investments so long as these other activities do not, in the judgment of the CEO, inhibit or prohibit the performance of the Executive’s duties hereunder or violate any provisions of this Agreement or policies of the Company, including, but not limited to those provisions relating to non-competition and non-disclosure.  Unless otherwise agreed to by the Executive, the Executive shall be based at the Company’s principal executive offices located in the metropolitan area of Houston, Texas.

3.                                      Compensation.  As compensation for the services to be rendered by the Executive for and on behalf of the Company hereunder, the Executive shall be entitled to the following:

(a)                                  Base Compensation. A base salary in an annual rate of Two Hundred Seventy Thousand Dollars ($270,000.00) (as adjusted in accordance with the provisions of this Agreement, “Base Compensation”) will be paid to the Executive at such intervals as may be established by the Company for payment of its employees under its normal payroll practices.  Base Compensation payments shall be subject to all applicable federal and state withholding, payroll and other taxes, and all applicable deductions for benefits as may be required by law or the Executive’s authorization. The Base Compensation shall be reviewed periodically by the Compensation Committee of the Company’s board of directors (“Compensation Committee”) and may be increased from time to time as the Compensation Committee may deem appropriate in its discretion.

(b)                                 Bonuses.  In addition to the Base Compensation, the Executive shall be eligible to receive one or more bonuses to be determined by the Compensation Committee.

4.                                      Other Benefits.  In addition to the compensation to be paid to the Executive pursuant to paragraph 3 of this Agreement, the Executive shall be entitled to the following benefits:

(a)                                  Equity Compensation.  The Executive may, as determined by the Compensation Committee in its discretion, periodically receive grants of stock options, restricted stock or other equity related awards from the Company’s various stock compensation plans, subject to the terms and conditions thereof.

(b)                                 Business Expenses.  The Company shall reimburse the Executive for all reasonable business expenses incurred by the Executive in the performance other duties, provided that the Executive provides adequate documentation required by law and by the policies and procedures of the Company, as adopted and amended from time to time.

(c)                                  Other Fringe Benefits.  Except as otherwise specifically provided to the contrary in this Agreement, the Executive shall be provided with the welfare benefits and other fringe benefits to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company’s other non-executive officers, including, but not limited to, vacation, participation in various health, retirement, life insurance, disability insurance or other employee benefit plans or programs, subject to regular eligibility requirements with respect to each such benefit plans or programs, as well as other benefits or perquisites as may be approved by the CEO; provided, however, that the Company shall not be required to provide a benefit under this subparagraph (c) if such benefit would duplicate (or otherwise be of the same type as) a benefit specifically required to be provided under another provision of this Agreement.  In addition, the Executive shall be provided with the benefits set forth on Exhibit “A” (if any).

5.                                      Confidential Information.  The Executive acknowledges that, during the course of her employment, she will have access to and will receive information which constitutes trade secrets, is of a confidential nature, is of great value to the Company and/or is a foundation on which the business of the Company is predicated.  With respect to all such Confidential Information (as defined hereafter), the Executive agrees, during the Term and thereafter, not to disclose such Confidential Information to any person other than an employee, counsel or advisor of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of her duties hereunder nor to use such Confidential Information for any purpose other than the performance of her duties hereunder.  For purposes of this Agreement, “Confidential Information” shall include all data or material (regardless of form) with respect to the Company or any of its assets, prospects, business activities, officers, directors, employees, borrowers, or clients which is: (a) a trade secret, as defined by the Uniform Trade Secrets Act; (b) provided, disclosed, or delivered to the Executive by the Company, any officer, director, employee, agent, attorney, accountant, consultant, or other person or entity employed by the Company in any capacity, any client, borrower, advisor, or business associate of the Company, or any public authority having jurisdiction over the Company or any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of the Executive or the Company (whether or not such information was developed in the performance of this Agreement).  Notwithstanding the foregoing, the term “Confidential Information” shall not include any information, data or material which, at the time of disclosure or use, was generally available to the public other than by a breach of this Agreement, was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party without breaching any obligations of the Company or such third party, or was otherwise developed or obtained legally and independently by the person to whom disclosed without a breach of this Agreement.  The rights and obligations of the parties under this paragraph shall survive the expiration or termination of this Agreement for any reason.

6.                                      Proprietary Matters.  The Executive expressly agrees that any and all improvements, inventions, discoveries, processes, or know-how that are generated or conceived by the Executive during the Term, whether conceived during the Executive’s regular working hours or otherwise, will be the sole and exclusive property of the Company.  Whenever requested by the Company (either during the Term or thereafter), the Executive will assign or execute any and all applications, assignments and/or other documents, and do all things which the Company reasonably deems necessary or appropriate, in order to permit the Company to: (a) assign and convey, or otherwise make available to the Company, the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes or know-how; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes, or know-how.  However, the improvements, inventions, discoveries, processes, or know-how generated or conceived by the Executive and referred to in this paragraph (except those which may be included in the patents, copyrights, or registered trade names or trademarks of the Company) will not be exclusive property of the Company at any time after having been disclosed or revealed or have otherwise become available to the public or to a third party on a non-confidential basis other than by a breach of this Agreement, or after they have been independently developed or discussed without a breach of this Agreement by a third party who has no obligation to the Company.

7.                                      Non-Competition.  As part of the consideration for the compensation and benefits to be paid to the Executive hereunder, and in order to protect the Confidential Information, business goodwill and business opportunities of the Company, the Executive agrees that, during the Term, she will not, directly or indirectly, engage in or become interested financially in, as a principal, employee, partner, contractor, shareholder, agent, manager, owner, advisor, lender, guarantor, officer, or director, any business (other than the Company) that is engaged in leasing, acquiring, exploring, producing, gathering, or marketing hydrocarbons and/or related products; provided, however, that the Executive shall be entitled to continue to invest in those entities as set forth on Exhibit “B” (if any) and to invest in stocks, bonds, or other securities in any such business (without participating in such business) if: (a) such stocks, bonds, or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market; and such investment does not exceed, in the case of any capital stock of any one issuer, five percent (5%) of the issued and outstanding capital stock, or in the case of bonds or other securities, five percent (5%) of the aggregate principal amount thereof issued and outstanding; or (b) such investment is completely passive and no control or influence over the management or policies of such business is exercised.

The parties to this Agreement agree that the limitations contained in this paragraph 7 with respect to time, geographical area, and scope of activity are reasonable.  However, if any court shall determine that the time, geographical area, or scope of activity of any restriction contained in this paragraph 7 is unenforceable, it is the intention of the parties that such restrictive covenants set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

8.                                      Non-Solicitation.  The Executive agrees that she will not, at any time during the Term, or at any time within six (6) months after the termination of her employment, for her own account or benefit or for the account or benefit of any other person, firm or entity, directly or indirectly, solicit for employment or hire any employee of the Company (or any person who was an employee of the Company in the 90 day period prior to such solicitation) or induce any employee of the Company (or any person who was an employee of the Company in the 90 day period prior to such inducement) to terminate her or her employment with the Company.

9.                                      Injunctive Relief.  The Executive acknowledges and agrees that any violation of paragraph 7 or paragraph 8 of this Agreement would result in irreparable harm to the Company and, therefore, agrees that, in the event of an actual, suspected, or threatened breach of paragraph 7 or paragraph 8 of this Agreement, the Company shall be entitled to an injunction restraining the Executive from committing or continuing such actual, suspected or threatened breach.  The parties acknowledge and agree that the right to such injunctive relief shall be cumulative and shall not be in lieu of, or be construed of a waiver of the Company’s right to pursue, any other remedies to which it may be entitled in law or in equity.

10.                               Termination of Employment.  The Executive’s employment by the Company and this Agreement may be terminated, without breach of this Agreement, in accordance with the provisions set forth below:

(a)                                  Death.  If the Executive dies during the Term and while in the employ of the Company, this Agreement shall automatically terminate, and the Company shall have no further obligations to the Executive or her estate except that the Company shall pay to the Executive’s estate any unpaid portion of the Executive’s Base Compensation and benefits accrued through the date of death, and at the discretion of the Compensation Committee, a bonus, if any.  All such payments to the Executive’s estate shall be made in the same manner and at the same time as the Executive’s Base Compensation would have been paid to her had she not died.  In addition, all stock options and other incentive awards held by the Executive will become fully vested and immediately exercisable and all restrictions on any restricted stock held by the Executive will be removed.

(b)                                 Disability.  The Company may terminate the Executive’s employment under this Agreement in the event of the Executive’s disability, which shall be defined in accordance with any disability policy maintained by the Company.  In the event the Company does not maintain a disability policy, it shall be defined as the inability of the Executive, despite any reasonable accommodation required by law, due to bodily injury or disease or any other physical or mental incapacity, to perform the services required hereunder for a period of 120 consecutive days.  In the event of a termination pursuant to this paragraph 10(b), the Company shall be relieved of all of its obligations under this Agreement, except that the Company shall pay to the Executive or her estate in the event of her subsequent death, any unpaid portion of the Executive’s Base Compensation and benefits accrued through the date of such termination and, at the discretion of the Compensation Committee, a bonus, if any.  All such payments to the Executive or her estate shall be made in the same manner and at the same time as the Executive’s Base Compensation would have been paid to her had she not become disabled.  In addition, all stock options and other incentive awards held by the Executive will become fully vested and immediately exercisable and all restrictions on any restricted stock held by the Executive will be removed.

(c)                                  Termination by the Company for Cause.  The Company may terminate the Executive’s employment hereunder for Cause (defined hereafter), but only after: (a) giving the Executive written notice of the failure or conduct which the Company believes to constitute Cause; and (b) with respect to (i) through (iii) below, providing the Executive a reasonable opportunity, and in no event more than thirty (30) days, to cure such failure or conduct.  In the event the Executive does not cure the alleged failure or conduct within the time frame provided for such cure by the Company, the Company shall send her written notice specifying the effective date of termination.  The failure by the Company to set forth in the notice referenced in this paragraph 10(c) any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company to assert, or preclude the Company from asserting, such fact or circumstance in enforcing its rights hereunder.  For purposes of this Agreement, “Cause” shall mean:

(i)                                     The willful failure by the Executive to perform her duties in any material respect as required hereunder (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or disability) or the commission by the Executive of an act of willful misconduct in any material respect with respect to the Company; or

(ii)                                  The engaging by the Executive in conduct which is demonstrably and materially injurious to the Company and/or its subsidiaries or affiliates; or

(iii)                               The willful engaging, or failure to engage, by the Executive in conduct which is in material violation of any term of this Agreement or the terms of any of the Company’s written policies and procedures; or

(iv)                              The Executive having been convicted of a felony or having been convicted of, or entered a plea of nolo contendere to, a crime involving deceit, fraud, perjury or embezzlement.

For purposes of this paragraph 10(c), no act, or failure to act, shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

In the event of the Executive’s termination by the Company for Cause hereunder, the Executive shall be entitled to no severance or other termination benefits except for any unpaid portion of the Executive’s Base Compensation and benefits accrued through the date of termination.

(d)                                 Termination by the Company Without Cause.  The Company may also terminate the Executive’s employment under this Agreement without Cause by providing at least thirty (30) days’ written notice of such termination to the Executive.  A termination of the Executive’s employment under this Agreement by the Company without Cause shall entitle the Executive to payments and other benefits as specified in paragraph 10(g) or 10(h), as applicable.

(e)                                  Termination by the Executive for Good Reason.  The Executive shall be entitled to terminate her employment with the Company under this Agreement at any time upon thirty (30) days written notice to the Company for “Good Reason” (defined hereafter).  For purposes of this Agreement, “Good Reason” shall mean:

(i)                                     The material breach by the Company of any of its obligations hereunder that goes uncured thirty (30) days after written notice by the Executive to the Company to such effect; or

(ii)                                  A reduction in the Base Compensation and/or target bonus payable to the Executive; or

(iii)                               Any material diminution of the Executive’s position with the Company including the Executive’s status, office, title, responsibilities and reporting requirements; or

(iv)                              The failure by the Company to continue in effect any compensation or benefit plan in which the Executive participates and which is material to the Executive’s total compensation unless an equitable arrangement  has been made with respect to such plan; or

(v)                                 Any occurrence which causes the Executive to have, as her principal place of employment, a location other than the metropolitan area of Houston, Texas.

A termination of employment under this Agreement by the Executive with Good Reason shall entitle the Executive to payments and other benefits as specified in paragraphs 10(g) or 10(h), as applicable.

(f)                                    Termination by the Executive Without Good Reason.  The Executive may also terminate her employment under this Agreement without Good Reason by providing at least thirty (30) days’ written notice of such termination to the Company.  In such event, and except in the case of a termination by the Executive without Good Reason as set forth in paragraph 10(g) below, the Executive shall not be entitled to any further compensation other than any unpaid portion of the Executive’s Base Compensation and benefits accrued through the date of termination.  At the Company’s option, the Company may pay to the Executive the Base Compensation and benefits that the Executive would have received during such thirty (30) day period in lieu of requiring the Executive to remain in the employment of the Company for such thirty (30) day period.

(g)                                 Termination by the Executive or the Company Upon a Change of Control; Termination Benefits Upon Termination by the Executive or the Company Upon a Change of Control.  The Executive may also terminate her employment under this Agreement within a two-year period after a Change of Control (as defined hereafter) without Good Reason or for Good Reason by providing written notice of such termination to the Company.  Unless this Agreement is earlier terminated due to the death or disability of the Executive in accordance with paragraph 10(a) or paragraph 10(b) of this Agreement, in the event that (i) the Executive terminates her employment under this Agreement within a two-year period after the occurrence of a Change of Control without Good Reason or for Good Reason, or (ii) the Company terminates the Executive’s employment under this Agreement without Cause within a two-year period after the occurrence of a Change of Control, then the following shall occur:

(a)                                  The Company shall pay the Executive any unpaid portion of the Executive’s Base Compensation and benefits accrued through the date of termination;

(b)                                 The Company shall pay the Executive an amount equal to the greater of (i) a pro rata amount of the Executive’s targeted bonus for the year in which the date of termination occurs, or (ii) a bonus for such year as may be determined by the Compensation Committee.  Such amount shall be paid in the form of a lump sum.  The time of payment of such amount shall be as soon as practicable after the termination of employment, but no later than March 15 of the year immediately following the year of termination;

(c)                                  The Company shall pay the Executive a lump sum severance payment (which amount shall be paid within five (5) days after the date of termination) equal to the sum of the following: (i) an amount equal to two (2) times the greater of (A) the Executive’s annual base salary in effect as of date of termination, or (B) the Executive’s annual base salary in effect immediately preceding the Change of Control; plus (ii) an amount equal to two (2) times the greater of (1) the amount of any cash bonus payable to the Executive for the year in which the date of termination falls (provided that if the Executive’s bonus for such year has not been determined as of the date of termination, then the amount of the bonus shall be determined as if the Executive earned 100% of the targeted performance bonus for such year, to the extent such target bonus exists) or (2) the amount of the cash bonus paid to the Executive for services rendered during the year immediately prior to the calendar year in which the Change of Control occurred;

(d)                                 For a two (2) year period immediately following the termination, the Company shall continue to maintain and pay the premiums for the Executive’s medical and dental benefits for her and her family with coverage that is at least as favorable as the coverage being provided immediately prior to the termination (if continued coverage is not permitted under the Company’s insurance plans, then the Company will provide the Executive with substantially similar insurance through another carrier or reimburse the Executive for the full cost of obtaining such insurance which reimbursement amount shall be paid in full within five (5) days of the Executive’s furnishing the Company with evidence of the cost of such insurance, which evidence must be furnished within thirty (30) days of such cost being paid by the Executive); and

(e)                                  All stock options and other incentive awards held by the Executive will become fully vested and immediately exercisable and all restrictions on any restricted stock held by the Executive will be removed.

In addition to the items referenced in (a)-(e) immediately preceding, if prior to the Change in Control a bonus for the Executive has been determined by the Compensation Committee for the year immediately preceding the year in which a Change in Control occurs but has not yet been paid, then the Executive shall receive a bonus payment for such year in the amount so determined.  If prior to the Change in Control a bonus for the Executive has not been paid or determined by the Compensation Committee for the year immediately preceding the year in which the Change of Control occurs, then the Executive shall receive a bonus payment for such preceding year in an amount equal to the greater of (i) 100% of the Executive’s targeted bonus payment for such year or (ii) the bonus for such preceding year determined after the Change in Control by the Compensation Committee pursuant to the terms of the bonus plan in effect immediately prior to the Change in Control.

(h)                                 Termination Benefits Upon Termination by the Company without Cause or Termination by the Executive for Good Reason Not in Connection with a Change of Control.  In the event that (i) the Company terminates the Executive’s employment under this Agreement without Cause as described in paragraph 10(d) above or (ii) the Executive terminates her employment under this Agreement for Good Reason as described in paragraph 10(e) above, and in each case, at the time of termination, no Change of Control of the Company had occurred within a two-year period prior to the termination or no payments are otherwise required to be made by the Company pursuant to paragraph 10(g), then the following shall occur:

(a)                                  The Company shall pay the Executive any unpaid portion of the Executive’s Base Compensation and benefits accrued through the date of such termination, and at the discretion of the Compensation Committee, a bonus, if any;

(b)                                 The Company shall pay the Executive an amount equal to the greater of (i) a pro rata amount of the Executive’s targeted bonus for the year in which the date of termination occurs, or (ii) such bonus for such year as may be determined by the Compensation Committee in its sole discretion.  Such amount shall be paid in the form of a lump sum.  The time of payment of such amount shall be as soon as practicable after the termination of employment, but no later than March 15 of the year immediately following the year of termination;

(c)                                  The Company shall pay the Executive a lump sum severance payment (which amount shall be paid within five (5) days after the date of termination) equal to the sum of (i) an amount equal to one times the greater of (A) the Executive’s annual base salary in effect as of date of termination, or (B) the Executive’s annual base salary in effect immediately preceding the termination; plus (ii) an amount equal to one (1) times the greater of (1) the amount of any cash bonus payable to the Executive for the year in which the date of termination falls (provided that if the Executive’s bonus for such year has not been determined as of the date of termination, then the amount of the bonus shall be determined as if the Executive earned 100% of the targeted bonus for such year, to the extent such targeted bonus exists) or (2) the amount of the cash performance bonus paid to the Executive for services rendered during the calendar year immediately prior to the year in which the termination occurs;

(d)                                 For a one (1) year period immediately following the termination, the Company shall continue to maintain and pay the premiums for the Executive’s medical and dental benefits for her and her family with coverage that is at least as favorable as the coverage being provided immediately prior to the termination; provided, however, if continued coverage is not permitted under the Company’s insurance plans, then the Company will (a) provide the Executive with substantially similar insurance through another insurance carrier or (b) reimburse the Executive for the full cost of obtaining such insurance which reimbursement amount shall be paid within five (5) days of the Executive’s furnishing the Company with evidence of the cost of such insurance, which evidence must be furnished within thirty (30) days of such cost being paid by the Executive; and

(e)                                  All stock options and other incentive awards held by the Executive will become fully vested and immediately exercisable and all restrictions on any restricted stock held by the Executive will be removed.

(i)                                     Return of Confidential Information and Company Property.  Upon termination of the Executive’s employment for any reason, the Executive shall immediately return all Confidential Information and other Company property to the Company.

(j)                                     Change of Control.  For purposes of this Agreement, “Change of Control” shall mean the first to occur of any of the following events:

(i)                                     Any “person” or “group (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the outstanding voting stock of the Company; for purposes of this subparagraph (i) the following acquisitions will not constitute a Change of Control: any acquisition by the Company or any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(ii)                                  The Company is merged with or into or consolidated with another Person and, immediately after giving effect to the merger or consolidation, one or both of the following occurs: (a) less than 50% of the total voting power of the outstanding voting stock of the surviving or resulting Person is then “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the stockholders of the Company immediately prior to such merger or consolidation, and (b) the individuals who were members of the Company’s board of directors (“Board”) immediately prior to the execution of the agreement providing for the merger or consolidation do not constitute at least a majority of the members of the board of directors of the surviving or resulting Person;

(iii)                               The Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Company assets (either in one transaction or a series of related transactions) (other than transfers to an entity or entities controlled by the Company);

(iv)                              individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, appointment or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or publicly threatened election contest with respect to the election or removal of directors or other actual or publicly threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board; or

(v)                                 a complete liquidation or dissolution of the Company.

11.                                 Gross-Up Payment; 409A.

(a)                                  Gross-Up Payment.  In the event that it is determined that any payment award, benefit  (or any acceleration of any payment, award, benefit or distribution) made or provided to or for the benefit of the Executive in connection with this Agreement, or the Executive’s employment with the Company or the termination thereof, but determined without regard to any additional payments required under this paragraph 11) (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties related to such excise tax (collectively, the “Excise Tax”), the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) from the Company.  The Gross-Up Payment will be equal to the amount of the Excise Tax.

(b)                                 Determination.  Subject to the provisions of paragraph 11(c), all determinations required to be made under this paragraph 11 (including whether and when a Gross-Up Payment is required) will be made by a nationally recognized certified public accounting firm designated by the Company (the “Accounting Firm”).  The Accounting Firm will provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is reasonably requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change of Control, the Executive will be entitled to appoint another nationally recognized accounting firm reasonably acceptable to the Company to make the determination required under this paragraph 11 (which accounting firm will then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm will be paid by the Company.  Any Gross-Up Payment required to be paid under this paragraph 11 will be paid by the Company to the Executive within five (5) days after the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm will be binding on the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, the Gross-Up Payment made by the Company may be less than actually required (the “Underpayment”) consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to paragraph 11(c) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly paid by the Company to or for the benefit of the Executive.

(c)                                  Contest of Claims.  The Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification will be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim (provided, however, that the failure to provide such notification within such period as provided herein shall not relieve the Company of its obligations under this paragraph 11 except to the extent that the Company is materially prejudiced thereby) and will apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive will not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive notifies the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such thirty (30) day period (or such shorter period ending on the date that any payment of taxes with respect to such claim is due) that the Company desires to contest such claim, the Executive will: (i) provide to the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company reasonably requests in writing including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (iii) cooperate with the Company in good faith as necessary to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim.  The Company will bear and pay directly all costs and expenses (including additional interest, penalties, accountant’s and legal fees) incurred in connection with such contest of the claim and shall indemnify, defend and hold harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions, the Company will control all proceedings related to such contested claim, may at its sole option pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may at its sole option either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner.  The Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company reasonably determines.  If the Company directs the Executive to pay a claim and sue for a refund, the Company will be required to advance the amount of such payment to the Executive on an interest-free basis and agrees to indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance, provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)                                 Refunds.  If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 11(c) above, the Executive becomes entitled to receive any refund with respect to such claim the Executive shall promptly pay to the Company the amount of such refund attributable to the Excise Tax on the Payment.

(e)                                  Section 409A.  In the event any payments to the Executive required to be made pursuant to any provisions of this Agreement are determined, in whole or in part, to constitute “nonqualified deferred compensation: (“NQDC”) within the meaning of Section 409A of the Code, then the portion (which may be all) of such payments that constitute NQDC will not be paid before the date which is six (6) months after the Executive’s “separation from service” (as such term is defined in Section 409A of the Code).  The determination of whether and what amount of any payments to the Executive required to be made pursuant to any provisions of this Agreement constitute NQDC shall be made by the Board in consultation with legal counsel, and any such determination shall be final and binding on the Company and the Executive.  The Company makes no representation as to whether any such payment or any part thereof constitutes or may constitute NQDC.  Neither the Company nor any of its directors, officers, employees, agents, or professional advisers shall have any liability to the Executive or any other person for any amounts incurred by the Executive or any such other persons by reason of the determination made by the Board pursuant to this paragraph 11(e) or any action taken or omitted by the Board, the Company or any of the Company’s directors, officers, employees, agents or professional advisers in the course of or as a result of making such determination.

12.                               Assistance with Claims.  The Executive agrees that, for the period beginning on the Effective Date, and continuing for a reasonable period after the termination or expiration of this Agreement for any reason, the Executive will assist the Company in the defense of any claims that may be made against the Company and will assist the Company in the prosecution of any claims that may be made by the Company, to the extent such claims may relate to services performed by the Executive for the Company.  The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits or potential claims that may be filed against the Company.  For all assistance occurring after termination of the Executive’s employment by the Company, the Company agrees to provide reasonable compensation to the Executive for such assistance.  The Executive also agrees to promptly inform the Company if asked to assist in any investigation of the Company (or its actions) that may relate to services performed by the Executive for the Company, regardless of whether a lawsuit has been filed against the Company with respect to such investigation.

13.                               Successors and Assigns.  The Company will require any successor (whether direct or indirect) to all or substantially all of the business and assets of the Company (“Successor”) of any corporation which becomes the ultimate parent corporation of the Company or any such Successor (the “Ultimate Parent”) to expressly assume and agree in writing satisfactory to the Executive to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place; provided, however, that express assumption shall not be required where this Agreement is assumed by operation of law.  After the death or disability of the Executive, all her rights hereunder shall inure to the benefit of, and be enforceable by, her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  Except as otherwise provided herein, the Executive’s rights and obligations may not be assigned without the prior written consent of the Company.

14.                               Governing Law.  It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Texas.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Texas, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect to such dispute or proceeding may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified above by the mailing of a copy thereof in the manner specified by the provisions of paragraph 15 below.

15.                               Notice.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective: (i) upon delivery, if delivered in person; (ii) upon delivery to Federal Express or other similar courier service, marked for next day delivery, addressed as set forth below; (iii) upon deposit in United States Mail if sent by registered or certified mail, return receipt requested, addressed as set forth below; or (iv) upon being sent by facsimile transmission, provided an original is mailed the same day by registered or certified mail, return receipt requested:

If to the Company:	Petrohawk Energy Corporation
1000 Louisiana, Suite 5600
Houston, TX 77002
Attn: General Counsel
Fax No.: (832) 204-2872

If to the Executive:	Ellen DeSanctis
P.O. Box 19369
Houston, Texas 77224

16.                               Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the other provisions.

17.                               Entire Agreement.  This Agreement contains the entire agreement and understanding by and between the Company and the Executive with respect to the employment of the Executive, and no representations, promises, agreements, or understandings, written or oral, not contained herein shall be of any force or effect.  No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced.  No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or any other time.

18.                               Modification.                         No amendment, alteration or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by both parties.

19.                               Paragraph Headings.                             The paragraph headings have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.

20.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

21.                               Release of Claims. In consideration for the benefits conferred upon the Executive under the terms of this Employment Agreement, the Executive has simultaneously with the execution of this Agreement executed and delivered an Agreement and Release of even date herewith.  In addition, no payments shall be made to the Executive under paragraph 10(g) or 10(h) of this Agreement unless and until the Executive shall sign and deliver to the Company an agreement in a form reasonably satisfactory to the Company pursuant to which the Executive agrees to release all claims she may have against the Company, other than (i) claims with respect to the reimbursement of business expenses or with respect to benefits which are in each case to continue in effect after termination or expiration of this Agreement in accordance with the terms of this Agreement, (ii) claims she may have as a holder of options to acquire equity securities of the Company (which shall be governed by the documents by which the Executive was granted such options) and (iii) claims she may have as a stockholder of the Company.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement effective as of the day and year first above written.

“COMPANY”		“EXECUTIVE”
Petrohawk Energy Corporation

By:	/s/ David S. Elkouri	/s/ Ellen DeSanctis
	David S. Elkouri	Ellen DeSanctis
Executive Vice President, General Counsel
and Secretary

EXHIBIT “A”

NONE

EXHIBIT “B”

NONE